UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

Inventergy Global, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On January 18, 2017, Inventergy Global, Inc. (the “Company”) issued the following press release with respect to the Company’s upcoming Special Meeting of Stockholders scheduled for March 8, 2017:

Inventergy Files Definitive Proxy Statement for Special Meeting of Stockholders

Special Meeting to take place on March 8, 2017 at the Company’s California Headquarters

CAMPBELL, CA -- (Marketwired) – January 19, 2017 -- Inventergy Global, Inc. (NASDAQ: INVT) (the “Company”), an intellectual property licensing and innovation company, today announced that it has filed a definitive proxy statement with the Securities and Exchange Commission in connection with a Special Meeting of Stockholders to be held on March 8, 2017 at 10:00 a.m. Pacific Time at the Company’s headquarters at 900 E. Hamilton Avenue, Suite 180, Campbell, California 95008 (the “Special Meeting”). Stockholders as of January 11, 2017, will be entitled to vote at the Special Meeting.

The proposals to be voted on at the Special Meeting include:

•	The approval of the assignment of the Company’s current patent portfolio, as contemplated under the Restructuring Agreement dated, December 22, 2016, by and between the Company and its subsidiaries, and Fortress Investment Group (through its affiliates DBD Credit Funding LLC and CF DB EZ LLC), to a newly created special purpose entity as described in the Restructuring Agreement.
•	An amendment to Article IV of the Company’s Certificate of Incorporation, as amended, to (i) allow the Company’s Board of Directors (the “Board”), if they deem necessary, to effect a reverse stock split of the Company’s capital stock at a ratio of between one-for-two and one-for-five, with such ratio to be determined at the sole discretion of the Board and (ii) reduce the number of authorized shares of the Company’s capital stock in a corresponding proportion.
•	The approval, for purposes of complying with applicable Nasdaq Listing Rules, of the potential issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Company’s financing in July 2016.

The definitive proxy statement and other materials regarding the Special Meeting can be found at the investor relations section of the Company's website at www.inventergy.com or at www.sec.gov.

About Inventergy Global, Inc.

Inventergy Global, Inc. is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing patented technologies of market-significant technology leaders and small companies. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 and other technology companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy, visit www.inventergy.com.

Additional Information About the Transactions and Disclaimer

This communication may be deemed to be solicitation material in respect of the proposed transactions. In connection with the proposed transactions, the Company has filed relevant materials with the SEC, including a definitive proxy statement. Investors and security holders are urged to read the definitive proxy statement, together with all other relevant documents filed with the SEC, because they will contain important information about the proposed transactions. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC's website, http://www.sec.gov, or for free from the Company by contacting the Secretary, Inventergy Global, Inc., 900 E. Hamilton Avenue, Suite #180, Campbell, CA, telephone: (408) 389-3510.

 Participants in Solicitation

The Company and its directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock with respect to the proposed transactions listed above. Information about the Company's directors and executive officers is set forth in the Company’s definitive proxy statement filed by the Company with the SEC on January 18, 2017, which can be obtained free of charge from the SEC's website http://www.sec.gov, or from the Company using the contact information above.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements, estimates, forecasts and projections with respect to future performance and events, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its affiliates and subsidiaries and their respective management teams. These statements may be identified by the use of words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "should," "seek" and similar expressions and include any projections or estimates set forth herein. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, that actual results may differ materially from those projected in the forward-looking statements.

Contact:

Robert Haag

IRTH Communications

INVT@irthcommunications.com

866-976-4784